Exhibit d(xx)
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                   AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT


         AMENDMENT NO. 1 made as of the 1st day of March 2007, to the Sub-advisory Agreement made as of the 2nd day of October 2006, as amended, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., a registered investment adviser organized under the laws of the state of Delaware ("Deutsche") with respect to services provided to series of USAA Mutual Funds Trust (the Trust).

         IMCO and Deutsche agree to modify and amend the Sub-advisory Agreement described above (Agreement) as follows:

         1. APPLICABLE FUNDS. IMCO hereby appoints Deutsche as an investment subadviser of the USAA Total Return Strategy Fund on the terms and conditions set forth in the Agreement.

         2. SCHEDULE A. Schedule A to the Agreement, setting forth the Funds of the Trust for which Deutsche is appointed as an investment subadviser, is hereby replaced in its entirety by Schedule A attached hereto.

         3. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to Deutsche with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

         4. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, IMCO and Deutsche have caused this Amendment No. 1 to be executed as of the date first set forth above.

Attest:                             USAA INVESTMENT MANAGEMENT COMPANY


By: /s/ Mark S. Howard              By:    /s/ Ronald B. Sweet
    ------------------------            -------------------------------------
Name:  Mark S. Howard               Name:  Ronald B. Sweet
Title: Secretary                    Title: Vice President


                                    By:    /s/ David H. Garrison
                                        --------------------------------------
                                    Name:  David H. Garrison
                                    Title: Authorized Signatory

Attest:                             DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.


By:                                 By: /s/  Julie Abbett
   ------------------------             -------------------------------------
Name:                               Name:  Julie Abbett
Title:                              Title: Director


                                    By:  /s/ Cynthia Nestle
                                        -------------------------------------
                                    Name:  Cynthia Nestle
                                    Title: Managing Director


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                                   SCHEDULE A

Balanced Strategy Fund

Total Return Strategy Fund


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                                   SCHEDULE B

                                      FEES

                                      RATE PER ANNUM OF THE AVERAGE
                                      DAILY NET ASSETS OF THE FUND
FUND ACCOUNT                          ACCOUNT

Balanced Strategy Fund                0.15%*

Total Return Strategy Fund            0.60%**







* Deutsche agrees that it will not seek to increase this fee rate during the period ending October 1, 2010 (the "Lock"). This Lock does not limit the rights of the Fund's shareholders, the Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").

** Deutsche agrees that it will not seek to increase this fee rate during the period ending February 28, 2011 (the "Lock"). This Lock does not limit the rights of the Fund's shareholders, the Fund's Board, or IMCO as set forth in
Section 6 of the Agreement ("Duration and Termination of this Agreement").